Exhibit 23.2

June 13, 2012

Board of Directors

Hamilton Bank

501 Fairmount Avenue, Suite 200

Towson, Maryland 21286

Members of the Board:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion and any amendments thereto to be filed with the Office of the Comptroller of the Currency, and in the Registration Statement on Form S-1 and any amendments thereto to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of Hamilton Bancorp, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

RP FINANCIAL, LC.

Washington Headquarters

Three Ballston Plazza Telephone:(703) 528-1700

1100 North Glebe Road, Suite 60 Fax No: (703) 528-1788

Arlington, VA 22201 Toll-Free No.: (866) 723-0594

www.rpfinancial.com E-Mail: mail@rpfinancial.com